     As filed with the Securities and Exchange Commission on March 21, 1997
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                        COMMUNITY MEDICAL TRANSPORT, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                           13-3507464
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)

                                45 Morris Street
                             Yonkers, New York 10705
                    (Address of principal executive offices)

                         401(k) RETIREMENT SAVINGS PLAN
                            (Full title of the Plan)

                            DEAN L. SLOANE, President
                        Community Medical Transport, Inc.
                                45 Morris Street
                             Yonkers, New York 10705
                                 (914) 963-6666
 (Name, address and telephone number, including area code, of agent for service)

                                   ----------

                                 with a copy to:

                           Michael D. DiGiovanna, Esq.
                           Parker Duryee Rosoff & Haft
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                 Proposed                   Proposed
                                                                 maximum                    maximum
         Titles of securities             Amount to be         offering price               aggregate               Amount of
           to be registered                registered           per share*               offering price*         registration fee
====================================================================================================================================
Common Stock, par value
   $.001 per share................        50,000 shs.           $3.40625                 $170,312.50                   $100.00
====================================================================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).
================================================================================

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

        The following documents, filed by Community Medical Transport, Inc. (the "Company") with the Securities and Exchange Commission (File No. 0-24640), are incorporated herein by reference and made a part hereof:

        1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

        2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

        3. The Company's Current Report on Form 8-K and 8-K/A-1, dated August 15, 1996, relating to the purchase of certain assets from Hudvalco, Inc.

        4. The Company's Current Report on Form 8-K and 8-K/A-1, dated August 22, 1996, relating to the purchase of certain assets from Elite Ambulance and Medical Coach, Inc.

        5. The Company's Registration Statement on Form 8-A containing a description of the Company's Common Stock, par value $.001 per share (the "Common Stock").

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby has been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        The Common Stock of the Company is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        Certain legal matters in connection with the Common Stock registered hereby are being passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, 529 Fifth Avenue, New York, New York 10017.

Item 6. Indemnification of Directors and Officers.

        Article 7 of the Certificate of Incorporation of the Company contains the following provision which provides for the indemnification of directors and officers of the Company:

        7. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such provisions from and against any and all of the expenses, liabilities or other matters referred to in or covered by such provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall pay in advance of the final disposition of such action, suit or proceeding any and all expenses incurred by such Indemnitee upon the receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 7.

        In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL"), Article 8 of the Certificate of Incorporation of the Company eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(b)(7).

        The Company intends to enter into an agreement with each of its officers and directors pursuant to which they will be indemnified to the fullest extent permitted under the DGCL. The Company may also obtain and maintain its own insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

Item 7. Exemption from Registration Claimed.

        Not Applicable.


Item 8. Exhibits.

        4    401 (k) Retirement Savings Plan (the "Plan")

        5(a) Opinion of Parker Duryee Rosoff and Haft as to the legality of the Common Stock registered hereby

        5(b) The Company has submitted the Plan to the Internal Revenue
             Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

     23(a)   Consent of Parker Duryee Rosoff & Haft (Reference is made to
             Exhibit 5 herein)

     23(b)   Consent of Richard A. Eisner & Company, LLP

     23(c)   Consent of Giordano, Cohen, Shafman, Haimann & Co., P.A.


Item 9. Undertakings.

The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Certificate of Incorporation of the Company and the provisions of Delaware law described under Item 6 above, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, The Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers and State of New York, on the 17th day of March, 1997.


                                         COMMUNITY MEDICAL TRANSPORT, INC.


                                         By:/s/Dean L. Sloane
                                            ------------------------------
                                         Dean L. Sloane, President


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

    Signature                   Title                                 Date
    ---------                   -----                                 ----


/s/Dean L. Sloane              Chief Executive Officer,       March 17, 1997
----------------------         President and Director
Dean L. Sloane                 (Principal Executive
                               Officer)


/s/Donald J. Panos             Chief Financial Officer        March 17, 1997
-------------------------      (Principal Financial
Donald J. Panos                and Accounting Officer


/s/Craig V. Sloane             Vice President--Operations     March 17, 1997
-------------------------      Secretary and Director
Craig V. Sloane


/s/Bernard M. Kruger           Director                       March 17, 1997
-------------------------
Bernard M. Kruger


/s/Lucius J. Riccio            Director                       March 17, 1997
-------------------------
Lucius J. Riccio

                                  EXHIBIT INDEX

        4    401 (k) Retirement Savings Plan (the "Plan")

        5(a) Opinion of Parker Duryee Rosoff & Haft as to the legality of the Common Stock registered hereby

        5(b) The Company has submitted the Plan to the Internal Revenue
             Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

     23(a)   Consent of Parker Duryee Rosoff & Haft (Reference is made to
             Exhibit 5 herein)

     23(b)   Consent of Richard A. Eisner & Company, LLP

     23(c)   Consent of Giordano, Cohen, Shafman, Haimann & Co., P.A.